NEWS & INFORMATION
                           IMMEDIATE RELEASE

                            METRISA, INC.
                        Announces New Market Maker


Metrisa, Inc., a Delaware corporation ("Metrisa"), announced today that M.H. Meyerson & Co., Inc. has agreed to act as a market maker for shares of Metrisa's Common Stock, $.50 par value. In connection with its market making activities, M.H. Meyerson & Co., Inc. expects to acquire up to 300,000 shares of Metrisa's Common Stock to facilitate the development of a market for the trading of Metrisa's securities. Metrisa is listed on the National Quotation Bureau under the symbol MTRE.

Metrisa designs, develops, manufactures and markets technical instruments for the process, environmental, and materials characterization markets; it also provides testing services for the materials characterization market. The Company's Tytronics division provides on-line liquid and gas chemical analyzers for specific applications in world wide process and environmental markets.
The Company's Nametre division provides on-line and laboratory viscosity analyzers for the process markets. The Company's Holometrix-Micromet division provides instruments and testing services for thermophysical and cure monitoring measurements to various segments of the world wide materials characterization market. Metrisa's principal offices are located at 25 Wiggins
Avenue, Bedford, Massachusetts 01730; its telephone number is 781-275-3300.


February 10, 1999                   Contact:        John A. Hanna, Jr., CFO
For immediate release                                781-275-3300 ext. 272